Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2018, relating to the financial statements and financial statement schedules of Brighthouse Financial, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Brighthouse Financial, Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Charlotte, NC

May 24, 2018